Mail Stop 4561

      July 7, 2005


      VIA USMAIL and FAX (617) 624-8999

Mr. Marc N. Teal
Principal Financial Officer
BCTC V Assignor Corp.
One Boston Place, Suite 2100
Boston, Massachusetts 02108

      Re:	BCTC V Assignor Corp
      Form 10-K for the year ended 12/31/2004
      Filed on 3/31/2005
      File No. 333-117657-01


Dear Mr. Marc N. Teal:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
      Branch Chief







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